UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2005

Commission file number 0-7843

4Kids Entertainment, Inc. (Exact name of Registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	13-2691380 (I.R.S. Employer Identification No.)

1414 Avenue of the Americas New York, New York 10019 (212) 758-7666 (Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 to the Registrant's Current Report on Form 8-K/A is being filed to amend Item 5.02(c) of the Current Report on Form 8-K filed by 4Kids Entertainment, Inc. (“4Kids” or the “Company”), on November 16, 2005 and to disclose the entry by 4Kids Entertainment Licensing, Inc. (“4Kids Licensing”), a wholly-owned subsidiary of 4Kids, into a material definitive agreement under Item 1.01. This amendment describes the material terms of the employment agreement (the “Employment Agreement”) entered into by 4Kids Licensing with Bruce R. Foster, 4Kids’ Executive Vice President and Chief Financial Officer, on January 9, 2006. The terms of the Employment Agreement had not yet been finalized at the time the Current Report on Form 8-K was filed on November 16, 2005.

Item 1.01. Entry into a Material Definitive Agreement.

On January 9, 2006, 4Kids Licensing and Mr. Foster entered into the Employment Agreement pertaining to Mr. Foster’s service as 4Kids’ Executive Vice President and Chief Financial Officer.

Under the terms of the Employment Agreement, Mr. Foster’s employment will continue until December 31, 2008. Mr. Foster will be entitled to receive an annual base salary of $350,000, subject to increases at the discretion of the Compensation Committee of the Board of Directors of 4Kids (the “Compensation Committee”), and an annual cash bonus in an amount, if any, determined by the Compensation Committee in conjunction with the Chief Executive Officer of 4Kids, in their sole discretion. Mr. Foster will be eligible to receive grants of stock options and participate in other long-term incentive plans as determined in the sole discretion of the Compensation Committee and will be entitled to participate in all employee benefit plans maintained by 4Kids for its employees and will be entitled to all benefits that are made available generally to the Company’s senior executives.

If the Company terminates Mr. Foster without “cause” (as defined in the Employment Agreement), Mr. Foster will be entitled to receive full salary and fringe benefits for a period of twelve months following the date of termination. In the event that the Employment Agreement is not extended beyond its initial term, Mr. Foster will be entitled to receive his full salary for a period of twelve months following the date of such expiration. Mr. Foster will have the right to terminate the Employment Agreement at any time within six months of the occurrence of a “Change of Control” (as defined in the Employment Agreement), and, upon such termination, will be entitled to receive a lump sum payment equal to the greater of (a) his average annual compensation (including bonuses) for the three (3) calendar years prior to the occurrence of the Change in Control and (b) a change in control payment calculated in accordance with the formula used to determine the change in control payment for any other executive officer of the Company and its subsidiaries (other than 4Kids’ Chairman, Chief Executive Officer, the General Counsel and the President of 4Kids Productions, Inc.).

The Employment Agreement also provides that Mr. Foster will not be entitled to engage in competition with the Company by providing services of the type rendered by 4Kids to any client of 4Kids, soliciting business of the type performed by 4Kids from any client of 4Kids or employing an employee of 4Kids for a period of twelve (12) months following the date of termination of Mr. Foster’s employment with the Company as well as other customary covenants concerning non-disclosure of confidential information.

The definitive agreement described above is furnished as exhibit 99.1 to this Report and incorporated by reference herein. The preceding descriptions of this agreement is summary in nature and does not purport to be complete. This summary should be read in connection with the exhibits hereto.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c)(3) The material terms of the Employment Agreement entered into by 4Kids Licensing with Bruce R. Foster, 4Kids’ Executive Vice President and Chief Financial Officer, are briefly described in Item 1.01 above.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits.

              (c) Exhibits

            Exhibit                                                                       Description

     99.1                                Employment Agreement, dated as of January 9, 2006, between 4Kids
                                            Entertainment, Inc. and Bruce R. Foster.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 12, 2006

4KIDS ENTERTAINMENT, INC. BY: /s/ Bruce R. Foster Bruce R. Foster Executive Vice President and Chief Financial Officer

Exhibit Index Exhibit Description 99.1 Employment Agreement, dated as of January 9, 2006, between 4Kids Entertainment, Inc. and Bruce R. Foster.